Exhibit 10.87

AGREEMENT

This Agreement (the “Agreement”) is made and entered into as of December 6, 2006, by and between Perry Ellis International, Inc., a Florida corporation, for itself and its designee, (the “Buyer”) and Parlux Fragrances, Inc., a Delaware corporation (the “Seller” and together with Buyer, the “Parties”).

RECITALS

A.	On March 14, 1983, Buyer entered into that certain license agreement (as amended, the “License Agreement”) with Parfums Stern-PE, Inc., pursuant to which Buyer granted to Parfums Stern-PE, Inc. the sole and exclusive license and authorization during the term of the License Agreement to use the Licensed Marks in the Territory upon, and in connection with and/or in relation to Licensed Products made by or for Licensee, including without limitation, the right to the sole and exclusive manufacture and distribution of Licensed Products in the Territory.

B.	Seller is the successor-in-interest to Sanofi Beaute, Inc., which was the successor-in-interest to Parfums Stern-PE, Inc., under the License Agreement, and accordingly, Seller now has the sole and exclusive license and authorization during the term of the License Agreement to use the Licensed Marks in the Territory upon, and in connection with and/or in relation to Licensed Products made by or for Licensee, including without limitation, the right to the sole and exclusive manufacture and distribution of Licensed Products in the Territory.

C.	Seller wishes to relinquish all Seller’s rights, title and interest to and under the License Agreement, relating to and in connection with Licensed Product, and assign and transfer to Buyer all inventory of Licensed Products held by Seller, and Buyer wishes to acquire such rights, title and interest on the terms and conditions specified in detail below.

D.	Capitalized terms used herein but not defined shall have the meaning ascribed to such terms in the License Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Sale and Purchase of Assets. Upon execution of this Agreement, Seller shall sell, assign, transfer, convey and deliver to Buyer, or cause to be sold, assigned, transferred, conveyed and delivered to Buyer, and Buyer shall purchase, acquire and accept from Seller all of Seller’s right, title and interest in (i) all non-fulfilled sales orders relating to, or in connection with, Licensed Product (the “Sales Orders”), (ii) all non-fulfilled purchase orders relating to, or in connection with, Licensed Product (the “Purchase Orders”) (iii) all inventory and promotional supplies of Licensed Products ( the “Inventory”) , (iv) all formula rights, patents, domain names and molds relating to, or used in connection with, Licensed Product (the “Intangibles”), (v) all Seller’s archives, artwork, promotional supplies, and development and design work relating to, or in connection with Licensed Product (the “Designs”), and (vi) the Licensed Marks (all rights, title and interest in (i) Sales Orders, (ii) Purchase Orders, (iii) all Inventory of Licensed Products, (iv) Intangibles, (v) the Designs, (vi) and the Licensed Marks are hereinafter collectively referred to as the “Assets”).

2. Initial Payment. In consideration for the Assets, simultaneously with the execution of this Agreement, Buyer shall pay, in immediately available funds, (i) $42 million to Seller to an account designated by Seller, for Assets other than the Assets consisting of the Inventory of Licensed Products, and (ii) $18 million to Seller to an account designated by Seller as partial payment for Inventory of Licensed Products; [provided, however, in the event that all liens on the Assets, including those liens in favor of GMAC (as defined below) have not been released and those certain collateral access agreements between Seller and, each of, GMAC, Gredel Properties, LLC and Port 95-2, Ltd. have not been received on the Effective Date, such $18 million payment shall not be payable until Buyer receives satisfactory evidence that all such liens have been released and the collateral access agreements have been executed and delivered to the satisfaction of Buyer]. The Parties shall execute and deliver, on the date hereof, a bill of sale and such other documents reasonably requested in connection with the sale of the Inventory of Licensed Products to Buyer. Any remaining amounts will be paid as set forth in Paragraph 4 (c) and (d) of this Agreement. There will be no royalties due or payable by Seller to Buyer in connection with the sales of Assets to Buyer.

3. Termination of Rights under the License Agreement. Pursuant to Section 17(a) of the License Agreement, the Parties mutually agree that all rights of Seller under the License Agreement are hereby terminated effective immediately upon execution of this Agreement and receipt by Seller of the monies referred to in Paragraph 2 (i) and (ii) of this Agreement. From and after the date hereof (the “Effective Date”), other than continuing as Buyer’s agent for the manufacture, sale and distribution of the Inventory of Licensed Products as set forth in Paragraph 4 of this Agreement, Seller shall have no further use of, or any other rights to, Licensed Products or the Licensed Marks or any mark confusingly similar thereto and shall immediately cease and terminate any such use and take all such actions as are necessary or appropriate to terminate any and all of such rights.

4. Delivery of Inventory and Agency.

(a) At the conclusion of business on December 5, 2006, Seller shall close its books with regard to the Inventory of Licensed Products and shall not sell or dispose of Licensed Products other than as set forth herein. On the Effective Date, Seller shall provide Buyer a report that includes and details, as of the Effective Date, (i) the Inventory, (ii) Sales Orders and (iii) Purchase Orders, all of which relate to Licensed Products. Buyer and Seller acknowledge and agree that, from the Effective Date, (i) Buyer shall be entitled to receive all proceeds from, and relating to, the sales of Licensed Products sold or disposed of by Seller (ii) all Inventory of Licensed Product is owned solely and exclusively by Buyer, any and all sales of the Inventory of Licensed Product are made directly by Buyer to the buyers of such Inventory and title to such Inventory never passes to Seller, (iii) Buyer shall be vested with good and marketable title to the Assets free and clear of any encumbrances, claims and indebtedness, except for the lien of GMAC, Commercial Credit LLC (“GMACCC LIEN”), which shall be released on the Effective Date as set forth in that Letter Agreement (the “GMACCC LETTER”) dated on or about the date hereof, among Seller, Buyer and GMACCC (Exhibit J), and (iv) neither title to the

Assets nor any other interest therein shall vest in or revert to Seller at any time, or for any reason, whatsoever. Within fifteen (15) days of the Effective Date, Seller shall deliver all Designs to Buyer. Buyer shall give Seller at least five (5) business days advance written notice of the date selected as the Inventory Transfer Date.

(b) From the Effective Date through a date to be determined by Buyer, which date shall be no later than December 31, 2006 (the “Inventory Transfer Date” and such period, the “Transition Period”), Seller shall act as Buyer’s agent for the manufacturing, receipt, packaging, shipping and order processing for Licensed Products, and in such capacity as agent, continue to manage and dispose of stock and the Inventory on normal business terms consistent with past practice until the Inventory Transfer Date. Seller shall send invoices to buyers of the Inventory of Licensed Products in the name of Buyer and such invoices shall (i) only bill for and include Licensed Product and (ii) instruct that all payments for such Licensed Product be paid directly to the account of Buyer at Supreme International, P.O. Box 277017, Atlanta, GA 303840-7017. During the Transition Period, Seller shall consult with Buyer regarding and in connection with (i) all sales of Licensed Products and shall obtain prior approval from Buyer before fulfilling any orders for Licensed Products not included in the Sales Orders in effect on the Effective Date, and (ii) the manufacturing of Licensed Products and shall obtain prior approval from Buyer before placing any orders relating to the manufacture of Licensed Products. In addition, Seller shall prepare and deliver to Buyer daily reports regarding the Inventory, purchase orders, sales orders, packaging, sales and shipping, and such other information reasonably requested by Buyer, in connection with Licensed Product. During the Transition Period, Seller shall (i) permit Buyer to have access to all locations where the Inventory of Licensed Products resides for any reason deemed necessary by Buyer including, but not limited to, to conduct a physical audit of the Inventory, (ii) facilitate Buyer’s access to all third parties that hold the Inventory and (iii) assist in transitioning inventory from suppliers, distributors and fragrance houses to Buyer. For the avoidance of doubt, during the Transition Period, Seller shall not have the right to dispose of any stock or inventory of Licensed Products to any person other than in its agency capacity as set forth above and Buyer does not consign such stock or inventory to Seller for any period, or for any purpose, whatsoever.

(c) On the Inventory Transfer Date, Seller shall (a) perform a physical count of the Inventory of Licensed Products at all locations where the value of such Licensed Products exceeds $50,000; provided, however, if the total cumulative value of such Inventory of Licensed Products at locations where a physical count is not performed exceeds $300,000 then the Seller shall perform a physical count of the Inventory of Licensed Products at all locations where the value of such Licensed Products exceeds $10,000 and (b) provide Buyer with a final report (the “Inventory Report”) setting forth (i) the physical count of finished Licensed Products as of the Effective Date, including Licensed Products at those locations where physical counts were not performed, (ii) finished product in transit as of the Effective Date, (iii) finished Licensed Products sold during the Transition Period, (iv) all finished Licensed Products received by Seller during the Transition Period, (v) physical count of raw materials and components in production or in transit with respect to Licensed Product as of the Effective Date, (vi) raw materials and components in production or in transit with respect to Licensed Product that are utilized during the Transition Period, and (vii) raw materials and components in production or in transit with respect to Licensed Product received by Seller during the Transition Period. After the delivery of the Inventory Report and on the Inventory Transfer Date, Seller shall, unless otherwise directed by Buyer, deliver to Buyer at Buyer’s sole expense using a trucking company designated by Buyer, at a location designated by Buyer, all inventory of Licensed Products (the “Inventory Transfer”). Buyer shall have the authority and right to physically audit the inventory of Licensed Product prior to the authorization of the Inventory Transfer. Within thirty (30) days of the Inventory Transfer, the following amounts shall be paid: (i) $3 million in the event the Inventory True-Up Price defined below is $21 million or greater, less any final royalty payment due Buyer from Seller for the period of October 1, 2006 through the Effective Date, or (ii) in the event the Inventory True-Up Price is between $18 and $21 million, an amount calculated as the Inventory True-Up Price of the Inventory less $18 million, less any final royalty payment due

Buyer from Seller for the period of October 1, 2006 through the Effective Date; provided, however, to the extent that the Inventory True-Up Price is less than $18 million, Seller shall pay in immediately available funds, an amount calculated as $18 million less the Inventory True-Up Price.

(d) No later than the twentieth (20th) day following the Inventory Transfer Date (the “Inventory Review Date”), Buyer shall prepare and deliver to Seller a report (the “Inventory True-up Report”) setting forth Buyer’s calculation of the dollar value of all raw materials and components in production or in transit with respect to Licensed Product and the Inventory (the “Inventory True-Up Price”). The calculation shall include for the benefit of Buyer a reduction for damaged merchandise which shall be separately itemized. If the Inventory True-up Report reflects that any amount is owed Seller pursuant to 4(c) above, Buyer shall within 10 days pay such amount to Seller. Seller shall have three (3) business days to dispute any amounts on the Inventory True-up Report; provided, however, that Seller shall notify Buyer of the amount in dispute, and provide an explanation of why the amount is in dispute. In the event of such a dispute, the Parties shall attempt to reconcile their differences within five (5) business days of Buyer’s receipt of notification of dispute, and any resolution by them as to any disputed amounts shall be final and binding on the Parties.

5. Transition of License Agreement. Seller shall cooperate with Buyer in transitioning, to Buyer or its designee, (i) Licensed Products, (ii) the Licensed Marks, (iii) the Intangibles, and (iv) the distributor agreements, written and oral, listed on Exhibit A hereof. Without limiting the foregoing, Seller shall (i) provide all financial information relating to the License Agreement and Licensed Products, (ii) within 60 days of the Effective Date, assist Buyer to the extent possible, in order that Buyer may at it sole cost, obtain audited financials statements with regard to Buyer’s portion of Seller’s business as of and for the three years ended March 31, 2004, 2005 and 2006, and as of and for the 6 months ended September 30, 2006, (iii) assist Buyer in obtaining from third parties information relating to Licensed Products, the License Agreement and Intangibles, including facilitating and obtaining such information from distributors, buyers and fragrance houses, (iv) respond to reasonable inquiries and requests for information regarding the manufacture, production and distribution of Licensed Products, and (v) together with Buyer, notify all manufacturers, vendors, suppliers, and distributors listed on Exhibits A and B hereof of Buyer’s acquisition of all rights, title and interest in the Assets.

6. Indemnification.

(a) Seller’s Indemnity. Seller shall be financially responsible for and shall defend, indemnify and hold Buyer harmless from the following claims (the “Seller’s Indemnifiable Claims”): (i) all returned Licensed Products received by Seller prior to March 31, 2007 which were sold and delivered by Seller prior to the Effective Date, (ii) chargeback claims and related administrative service fees for Licensed Products sold by Seller prior to the Effective Date, (iii) customer, supplier, vendor and manufacturer claims that arose prior to the Effective Date and received no later than one (1) year from the Effective Date, (iv) claims received within one (1) year of the Effective Date for indemnification under Section 14 of the License Agreement arising out of alleged defects in Licensed Products sold by Seller or its distributors, (v) claims by third parties relating to the execution of this Agreement and the transactions contemplated hereby, and (vi) claims and liabilities arising from Seller’s actions prior to the Effective Date under or in respect of the Assigned Agreements defined below regardless of when such claims and liabilities accrue. Buyer shall afford Seller the opportuntity to defend at Seller’s cost, all such claims, with counsel reasonably acceptable to Buyer, and will not settle or conmprise any such claims without Seller’s prior written consent, which consent will not be unreasonably withheld. Seller shall pay all Seller’s Indemnifiable Claims promptly upon the receipt of a written invoice for the same and shall pay all costs and expenses, including, without limitation, reasonable attorney’s fees, arising from or related to the defense of any Seller’s Indemnifiable Claim.

(b) Buyer’s Indemnity. Buyer shall be financially responsible for and shall defend, indemnify and hold Seller harmless from the following claims (“Buyers Indemnifiable Claims”): (i) claims relating to Seller’s actions as Buyer’s agent during the Transition Period; provided, however, Seller shall not be indemnified for claims resulting from (a) Seller’s actions that are not specifically permitted under the terms of this Agreement or taken at the direction of an authorized officer of Buyer, and (b) claims arising from Sellers gross negligence, willful misconduct or bad faith; (ii) any claims relating to defects in Licensed Products arising after the Effective Date, and (iii) any claims relating to the infringement of the Licensed Marks arising from Seller’s authorized use of the Licensed Marks pursuant to the License Agreements.

7. Agreements. Upon execution of this Agreement, Buyer shall assume only those written and oral agreements listed on Exhibit C hereof that are used by Seller in connection with the manufacture, storage, distribution, design and development of Licensed Products (the “Assigned Agreements”), and agrees to pay, perform and discharge all liabilities accruing after the Effective Date and shall defend, indemnify and hold Seller harmless in regard to such liabilities which arise after the Effective Date. The Parties acknowledge that the Seller shall not assign and Buyer shall not assume Seller’s trade payables and receivable in existence as of the Effective Date relating to the Licensed Products and Inventory unless specifically identified on Exhibit C. Seller shall use its best efforts to assign the Assigned Agreements to Buyer. For the avoidance of doubt, other than the agreements specifically listed on Exhibit C hereof, Buyer shall not and does not assume, agree to pay, perform or discharge or otherwise have any responsibility for or any liability arising from, under or relating to any agreement, written or oral, used by Seller in connection with the manufacture, storage, distribution, design and development of Licensed Products.

8. Formulas, Patents, Domain Names and Molds. Upon execution of this Agreement, Seller shall assign to Buyer all Intangibles listed on Exhibit D hereof and shall take all steps necessary to facilitate the assignment of the Intangibles, including obtaining any necessary third party approvals, consents or assignments.

9. Future Sale of Assets. In the event Buyer, within six (6) months of the Effective Date, sells any or all of the Assets, other than the Inventory of Licensed Products, to a non-affiliate entity for consideration in excess of $42 million (the “Excess Consideration”), Buyer shall pay to Seller 50% of such Excess Consideration said payment to be paid within fifteen (15) days of the closing of such transaction. For the avoidance of doubt, for the purposes of this Paragraph 9, a sale of any or all of the Assets shall not include the license of the Licensed Marks by Buyer.

10. Mutual Release. Simultaneous with the execution of this Agreement, the parties shall execute mutual general release in the form annexed hereto as Exhibit I which shall become effective on the Effective Date. Said releases shall release any and all claims, counterclaims, remedies, causes of action, defenses, liens, judgments and interests of any kind or nature whatsoever, including attorneys’ fees and costs, whether known or unknown, asserted or yet to be asserted, arising out of or related to the License Agreement against the Parties, their officers, directors, employees, agents, affiliates; provided, however, the release shall not affect any claim by one party against the other (i) arising from, under or relating to this Agreement (including indemnification for any costs or losses incurred in connection with any litigation or claims arising from or relating to this Agreement), and (ii) under Section 14 of the License Agreement arising out of alleged defects in Licensed Products sold by Seller or its distributors. The mutual release shall not release Seller from claims arising under the License Agreement for any final royalty payment due Buyer from Seller for the period October 1, 2006 through the Effective Date.

11. Representations and Warranties. Each of the Parties represents, covenants, warrants and agrees that, as of the Effective Date, (i) it has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and to perform its obligations hereunder (ii) it is duly organized, validly existing and in good standing under the laws of its state of organization and it has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and (iii) the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part and each party shall deliver to the other simultaneous with the execution of this Agreement, written confirmation of such authority,

Seller represents, covenants and warrants that, to the best of its knowledge and belief, as of the Effective Date, (i) Exhibit B hereof lists all written and oral agreements to which Seller is a party in connection with the manufacture, storage, distribution, design and development of Licensed Products, (ii) Exhibit A hereof lists all distributor agreements, oral and written, (iii) Exhibit D hereof lists all Intangibles held or used by Seller or any third party relating to, or in connection with, Licensed Products and all such Intangibles shall be assigned to Buyer, (iv) other than as set forth on Exhibit E hereof, Seller has not assigned, transferred or subleased any of its rights, title and interest to and under the License Agreement to any third party, (v) Exhibit F hereof lists all fragrance houses, liner suppliers, label suppliers, bottle suppliers, pump suppliers, canister suppliers, packaging companies and shipping companies, and all other companies, used by Seller in connection with the manufacture and distribution of Licensed Products, (v) Exhibit G hereof sets forth any and all indebtedness owed, by Seller, to any third party relating to, or in connection with, Licensed Product except for payables incurred in the ordinary course of business, (vi) Exhibit H hereof is a true and correct copy of the legal opinion provided to Seller and being relied upon by Buyer and Seller opining that Seller does not need shareholder approval to execute this Agreement, (vii) all Licensed Product received by Buyer pursuant to the Inventory Transfer shall have a shelf life of at least three (3) years from the Inventory Transfer Date as long as such items are stored in a manner similar to those used by Seller, (vii) all Assets are transferred to Buyer with good and marketable title, unencumbered, and free and clear of any and all liens except for the GMACCC Lien which shall to be released as set forth in the GMACCC Letter.

12. Legal Proceedings. Notwithstanding Section 23 of the License Agreement, any dispute arising out of, in connection with, or relating to the implementation of this Agreement or the License Agreement shall not be submitted to arbitration. Each Party irrevocably consents to the jurisdiction of the courts of the State of Florida and of the United States District Court for the Southern District of Florida in any action arising out of, in connection with, or relating to the implementation of this Agreement or the License Agreement.

13. Miscellaneous. This Agreement represents the entire agreement between the Parties with respect to the matters addressed herein and supersedes all prior negotiations, representations, or agreements between the Parties, whether oral or written, on the subject hereof. This Agreement shall be binding on all successors, administrators, executors, representatives and assigns of each of the Parties. This Agreement may not be amended, modified, altered or rescinded except upon a written instrument designated as an amendment to this Agreement and executed by the Parties.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall, collectively and separately, constitute one and the same agreement.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

16. Specific Performance. The Parties recognize and affirm that in the event of breach by either Party of any of the provisions of this Agreement, money damages would be inadequate and no adequate remedy at law would exist. Accordingly, the Parties agree that each Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of the other Party under this Agreement not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations of the provisions of this Agreement.

17. Further Assurances. At and after the Effective Date, from time to time, at Buyer’s request, Seller shall execute and deliver such other instruments and take such other actions as Buyer may reasonably request to more effectively put Buyer in possession and control of all or any part of the Assets. Seller shall cooperate with Buyer to deliver such bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer (including assignments of any intellectual property in recordable form), in form and substance reasonably satisfactory to Buyer and its counsel, as are commercially reasonable under the circumstances, to vest in Buyer good and valid title to the Assets free and clear of any encumbrances.

18. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing sentence or any other provision of this Agreement to the contrary, Seller hereby authorizes and consents to Buyer and any assignee of its rights hereunder, collaterally assigning to any working capital lender of Buyer or any of its affiliates, all right, title and interest in connection with the inventory of Licensed Products or with respect to this Agreement or any of the other agreements, documents, and instruments executed and/or delivered in connection herewith, and agrees to execute and deliver in favor of such working capital lender such acknowledgement and consent to Collateral Assignment of Acquisition Agreements as such working capital lender may require.

19. Assign; Buyer Designee. Buyer shall have the right to assign any and all of its rights under this Agreement to one or more of its subsidiaries or affiliates. Buyer may appoint a subsidiary or affiliate, as its designee, to perform any obligations of Buyer hereunder and to receive the benefit of the performance by Seller of any of its obligations hereunder. Seller shall not have the right to assign its rights under this Agreement.

20. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:

Parlux Fragrances, Inc.
3725 S.W. 30th Avenue
Fort Lauderdale, Florida 33312
Attn: Frank A. Buttacavoli

Copy: Mitchell R. Schrage, Esq. Kasowitz, Benson, Torres & Friedman 1633 Broadway New York, NY 10022

If to Buyer:

Perry Ellis International, Inc.
3000 N.W. 107th Avenue
Miami, Florida 33172
Attn:	George Feldenkreis
Cory Shade, Esq.

Either Party may also send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

21. Brokerages Fees; Certain Expenses.

(a) Brokerage Fees. The Parties agree that the only business broker/finder with which either has dealt in regard to the subject tranaction is GLMAC and Lucien Lallouz (collectively, the “Broker”) and Seller shall compensate such entity pursuant to a separate written agreeement.

Seller agrees to indemnify and to hold Buyer harmless from, any claim or liability for any fee, commission, compensation or other payment by any broker, finder or similar agent who claims to have been, or who was in fact, engaged by or on behalf of Seller in connection with the transactions contemplated by this Agreement. Buyer agrees to indemnify and to hold Seller harmless from, any claim or liability for any fee, commission, compensation or other payment by any broker, finder or similar agent, other than Broker, who claims to have been, or who was in fact, engaged by or on behalf of Buyer in connection with the transactions contemplated by this Agreement.

(b) Certain Expenses. Except as otherwise provided in this Agreement and regardless of whether the transactions contemplated by this Agreement are consummated, each Party agrees to pay all expenses, fees and costs (including, without limitation, legal, accounting and consulting expenses) incurred by it in connection with the transactions contemplated hereby.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PARLUX FRAGRANCES, INC.

By:	Frank A. Buttacavoli
Its:	Executive V.P./COO/CFO

PERRY ELLIS INTERNATIONAL, INC.

By:	George Feldenkreis
Its:	Chief Executive Officer

EXHIBIT A

LIST OF DISTRIBUTOR AGREEMENTS

See Exhibit A attached hereto

EXHIBIT B

ORAL AND WRITTEN AGREEMENTS WITH MANUFACTURERS, VENDORS, AND SUPPLIERS

No oral or written agreements other than those included under Exhibit C

EXHIBIT C

ASSIGNED AGREEMENTS

See Exhibit C attached hereto

EXHIBIT D

LIST OF ALL FORMULAS, PATENTS, DOMAIN NAMES OR MOLDS

See Exhibit D attached hereto

EXHIBIT E

ASSIGNED, TRANSFERRED OR SUBLEASED RIGHTS, TITLE AND INTEREST

Seller has not assigned, transferred or subleased any of its rights, title and interest to and under the License Agreement to any third party.

EXHIBIT F

LIST OF ALL FRAGRANCE HOUSES, SUPPLIERS, MANUFACTURERS, PACKAGERS AND SHIPPERS

See Exhibit F attached hereto

EXHIBIT G

ANY AND ALL INDEBTEDNESS

None except for GMACCC Lien which will be release as of the Effective Date.

EXHIBIT H

LEGAL OPINION

See Exhibit H attached hereto

EXHIBIT I

MUTUAL GENERAL RELEASES

See Exhibit I attached hereto

EXHIBIT J

GMACCC LETTER

See Exhibit J attached hereto